Exhibit 10.19

Employment Agreement – Summary of Terms

Relationship with Apollo:	Effective as of February 1, 2009 (the “Commencement Date”), Henry R. Silverman (“Executive”) shall cease to serve as a Senior Advisor to Apollo Investment Consulting LLC and shall become an employee of Apollo Management, L.P. (“Apollo”) and serve as the Chief Operating Officer of Apollo Global Management, LLC.

Exclusive Arrangement:	Executive will not work as a representative, consultant or employee for any other “Investment Fund” or pursue investment opportunities with any Investment Fund other than Apollo during the Term or such time as Executive’s services are terminated, if earlier (except to the extent provided in Annex A hereto or the terms of any other restrictive covenants applicable to Executive pursuant to an agreement with an Apollo entity). “Investment Fund” is defined as any private equity fund, hedge fund or any other investment vehicle engaged in the business of acquiring companies as a financial investor. Notwithstanding the foregoing, Executive may continue to serve as a director of those boards of directors on which he currently serves and on any other boards that Apollo and Executive may reasonably agree.

Term of Services:	Commencing on the Commencement Date and continuing until December 31, 2012, unless extended beyond such date as provided below (the “Term”).

Early Termination of Services:	Either party may terminate the services of the Executive (the “Services”) at any time by providing three months notice. If Apollo terminates the Services prior to the expiration of the Term, Apollo will promptly pay Executive a lump sum cash amount equal to the remaining compensation due Executive with respect to the Services through the end of the Term.

Extension of Services:

The Term may be extended for an additional year on the expiration of the initial Term and each subsequent extension thereof, if both parties consent in writing to such extension at least sixty (60) days in advance of such date.

Non-Compete for Services:	Executive shall be subject to the restrictive covenants set forth on Annex A to this Term Sheet.

Base Consideration for Services:	During the Term, Executive will be paid $7.0 million per full year (pro-rated for a partial year of service), payable in equal monthly installments in arrears at the end of each month.

Expense Reimbursement for Services:	Executive shall also be entitled to reimbursement for all reasonable out-of-pocket expenses incurred in connection with provision of the Services, to be paid in accordance with Apollo’s policy.

Additional Matters:	Apollo Management Holdings, L.P. shall guaranty payment to Executive of all amounts due hereunder from Apollo (or any of its controlled subsidiaries) and the performance by Apollo (or any of its controlled subsidiaries) of their respective obligations hereunder. This Term Sheet shall be the sole agreement by and between Executive and Apollo with respect to the matters contained herein and shall supersede any other agreement or understanding by and between Executive and Apollo. No provision of this Term Sheet may be amended or modified unless in writing signed by Executive and a designated representative of Apollo. This Term Sheet shall be governed by and construed in accordance with the laws of the State of New York, without giving reference to principles of conflicts of laws.

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Agreed on February 1, 2009:

APOLLO MANAGEMENT, L.P.

By:	Apollo Management GP, LLC its general partner

By:	/s/ John J. Suydam
Name:	JOHN J. SUYDAM
Title:	VICE PRESIDENT

APOLLO MANAGEMENT HOLDINGS, L.P.

By:	Apollo Management Holdings GP, LLC
its general partner

By:	/s/ John J. Suydam
Name:	JOHN J. SUYDAM
Title:	VICE PRESIDENT

/s/ Henry R. Silverman
Henry R. Silverman

Annex A

Restrictive Covenants

1.	Confidentiality. Executive shall not disclose or use at any time, either during the Term or thereafter, any information that is not generally known to the public and that is used, developed or obtained by Apollo in connection with its businesses of which Executive is or becomes aware, whether or not such information is developed by Executive, except to the extent such disclosure or use is directly related to, and required by, Executive in Executive’s performance in good faith of the Services. For purposes of this Annex A, “affiliates” of Apollo shall include, without limitation, Apollo-affiliated management companies, funds, managed accounts and portfolio companies.

2.	No Solicitation or Competition. From the date hereof until six months after the end of the Term, or six months from the termination of Executive’s services, if earlier, Executive shall not directly or indirectly (including through another person) (a) induce or attempt to induce any employee of, or consultant to, Apollo earning total annual compensation in excess of $100,000 to leave the employ or consultancy of Apollo (other than Executive’s personal secretarial assistants) or to take up employment, consultancy or engagement in a similar capacity with an Investment Fund or a Competitive Business, or employ or engage any such person on behalf of an Investment Fund or a Competitive Business, (b) solicit any customer, supplier, investor or other business relation of Apollo with whom Executive has dealt during the 12 months prior to termination of Executive’s engagement or in respect of whom Executive was, on termination of engagement, in possession of confidential information, to reduce or cease doing business with the Apollo, (c) engage in any Competitive Business for Executive’s own account or enter the employ of, or render any services to, an Investment Fund or any entity engaged in any Competitive Business, or (d) acquire a material financial interest in any Investment Fund or Competitive Business. Nothing herein shall, however, prohibit Executive from being a passive owner of not more than 2% of the outstanding stock of any class of a company or corporation that is publicly quoted or listed, so long as Executive has no active participation in the business of such company or corporation.

3.	Remedies. In the event of a breach or threatened breach an any provisions of this Annex A, Apollo or its successors or assigns may, in addition to other rights and remedies existing in their favor at law or in equity, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security). If any provisions of this Term Sheet or this Annex A shall be held invalid, illegal or unenforceable in any jurisdiction for any reason, then, to the full extent permitted by law, (a) all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intent of the parties hereto as nearly as may be possible, (b) such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision hereof, and (c) any court or arbitrator having jurisdiction thereover shall have the power to reform such provision to the extent necessary for such provision to be enforceable under applicable law.

4.	“Competitive Business” means a business in any jurisdiction in which an Apollo-affiliated fund or account or another Apollo-affiliated management company, manages or owns investments, which business manages or invests, on behalf of a private equity fund, hedge fund or business development corporation, in assets substantially similar to those an Apollo-affiliated fund or account or such management company directly or indirectly manages or invests in and with which Executive has been involved (other than de minimis) during his engagement by Apollo.